                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                    WESTCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                                                                  March 25, 1997

TO OUR SHAREHOLDERS

     You are cordially invited to attend the Annual Meeting of Shareholders of Westcorp (the "Company") to be held at 10:00 a.m. on April 29, 1997, at the Corporate Headquarters in Irvine, California. The Board of Directors and management hope that you will be able to attend the Annual Meeting in person.

     At the Annual Meeting, holders of the Company's common stock will be asked to vote (i) for the election of Directors, and (ii) to ratify the appointment of Ernst & Young as the independent accountants for the Company for fiscal 1997. A formal Notice of Annual Meeting of Shareholders, Westcorp's 1996 Annual Report, the Company's Proxy Statement and a proxy card for the Annual Meeting accompany this letter.

     To assure that your shares will be represented, we ask that you read the enclosed materials and complete, sign, date and return the proxy card as soon as possible. Your vote, regardless of the number of shares you own, is important.

     We urge you to indicate your approval by voting FOR the matters indicated in the Notice and ask that you vote promptly. If you attend the Annual Meeting, you may vote in person if you desire, even if you have previously mailed your proxy card.

     On behalf of the Board of Directors, we thank you for your cooperation and continuing support.

                                          Sincerely,

                                          Ernest S. Rady
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 29, 1997

To the Shareholders of Westcorp:

     The Annual Meeting of Shareholders of Westcorp, a California corporation ("the Company") will be held at the Corporate Headquarters, 23 Pasteur Road, Irvine, California, on Tuesday, April 29, 1997, at 10:00 a.m., for the following purposes:

          1.  To elect four Directors for terms expiring in 1999.

          2. To ratify the appointment of Ernst & Young as the independent accountants for Westcorp for fiscal 1997.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has selected March 3, 1997, as the Record Date (the "Record Date") for the Annual Meeting. Those holders of record of the Company's Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All shareholders are requested to complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid self-addressed envelope, whether or not they expect to attend the Annual Meeting, in order to assure that their shares will be represented.

     Since mail delays occur, it is important that the proxy card be mailed well in advance of the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all your shares will be properly voted.

                                          By Order of the Board of Directors

                                          Harriet Burns Feller
                                          Secretary

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     FOR BANKS, BROKERAGE HOUSES AND NOMINEE HOLDERS, REQUESTS FOR ADDITIONAL COPIES OF THE COMPANY'S PROXY MATERIALS SHOULD BE ADDRESSED TO HARRIET BURNS FELLER, ESQ., WESTCORP, 23 PASTEUR ROAD, IRVINE, CALIFORNIA 92618.

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                                PROXY STATEMENT

   APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS: MARCH 28, 1997

     This Proxy Statement constitutes the Proxy Statement of Westcorp, a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on April 29, 1997, and any adjournments thereof (the "Meeting").

MEETING DATE AND LOCATION

     The Meeting to consider the business described below will be held on April 29, 1997, at 10:00 a.m., at the Corporate Headquarters, 23 Pasteur Road, Irvine, California 92618.

PURPOSES

     At the Meeting, the shareholders will consider and vote on approval of proposals to (i) elect Class I Directors of the Company to serve until 1999, and
(ii) ratify the appointment of the Company's independent public accountants for fiscal 1997.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

     The close of business on March 3, 1997, is the Record Date (the "Record Date") for determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. On that date there were approximately 25,996,618 shares of the Company's Common Stock, $1.00 par value ("Common Stock"), outstanding and no shares of any other class of stock outstanding.

VOTE REQUIRED

     Each share of the Common Stock outstanding on the Record Date will be entitled to one vote with respect to approval of the various proposals submitted to the shareholders. Ratification of the Company's selection of its independent accountants is not required to be submitted for shareholder approval and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

MARKET VALUE OF STOCK

     As of Monday, March 3, 1997, Westcorp Common Stock had a market price of $17.875 per share. The Common Stock of Westcorp is traded on the New York Stock Exchange.

                     SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement. The entire cost of soliciting these proxies will be borne by the Company.

     Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of Class I Directors specified herein, and FOR the ratification of the selection of Ernst & Young as the Company's independent accountants for fiscal 1997, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided on the proxy card, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the person designated as proxy will take such actions as he, in his discretion, may deem advisable. The persons named as proxy and alternate were selected by the Board of Directors of the Company. Mr. Rady is an Officer and Director of the Company and Ms. Schaefer is an Officer.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                               VOTING SECURITIES

     The Company has outstanding Common Stock, of which approximately 25,996,618 shares were outstanding as of the Record Date. Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of the Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, four nominees, Alan L. Milligan, William J. Crawford, Howard C. Reese and Andrey Kosovych are nominated for election as Class I Directors, each Director to serve until 1999 and until his successor is elected and qualified. Nominee Milligan has been a Director since 1992, Nominee Crawford, since 1993, and Nominee Reese, since 1996. Mr. Kosovych joined the Company in March, 1997, and has served as the Company's investment banker since 1985. The person named as proxy, and his alternate, in the accompanying proxy have advised the Company of their intention to vote shares covered by proxies received in favor of the election of the nominees named above, each of whom have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, the proxy or his alternate in his or her discretion will vote for substitute nominees of the Board, unless otherwise instructed.

     The following information is submitted concerning the Directors of the Company, including nominees for election, Alan L. Milligan, William J. Crawford, Howard C. Reese and Andrey R. Kosovych.

                                                 DIRECTOR
             NAME OF DIRECTOR            AGE      SINCE                    WESTCORP
    -----------------------------------  ---     --------     -----------------------------------
    Ernest S. Rady**...................  59        1974       Chairman of the Board of Directors
    Alan L. Milligan*..................  66        1992       Director
    Stanley E. Foster**................  69        1978       Director
    William J. Crawford*...............  76        1993       Director
    Judith M. Bardwick**...............  64        1994       Director
    Howard C. Reese*...................  65        1996       Director
    Andrey R. Kosovych*................  47          --       Nominee

---------------

 * Class I Director, nominee for term expiring in 1999.

** Class II Director, to serve until 1998.

     The following information is submitted concerning each of the Directors:

     ERNEST S. RADY has served as Chairman of the Board, President and CEO of Westcorp since 1982. He has also been Chairman of the Board of Western Financial Bank (the "Bank") since 1992; a Director since 1982; and President and Chief Executive Officer from June, 1994 to January, 1996. He also served as Chairman of the Board of Western Thrift and Loan Association, a predecessor of the Bank, from 1972, and Chairman of the Board and CEO of WFS Financial. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development; property and casualty insurance; oil and gas exploration and development; and distributing. Mr. Rady first became associated with other members of the management of the Bank in 1968 while serving on the Board of Directors of the Morris Plan Company of California.

     ALAN L. MILLIGAN has been a Director of the Company since 1992 and was an Officer of the Bank and its predecessors from 1973 until his retirement in July, 1990. He was in charge of the Bank's Dealer Centers and the Collection Management System which handled the purchase of and collection of all consumer loans and installment sales contracts. He served as a Director of the Bank from 1989 through March, 1992, and was elected again as a Director in 1993. Mr. Milligan is a past director of Thrift Guaranty Corporation of California, the guaranty fund for California Thrift and Loan Companies. Prior to his association with the Bank, he was with the Morris Plan Company of California for 16 years.

     STANLEY E. FOSTER has been President and Chief Executive Officer of Foster Investment Corporation and its predecessor Ratner Corporation, an apparel manufacturing and investment company headquartered in San Diego, California, since 1954. Mr. Foster also serves as the Chairman of the Board of Directors of Hang Ten International, and is a director of Postal Annex Plus, Accucom and Hot Topic, Inc. Mr. Foster has been a Director of the Company since 1978.

     WILLIAM J. CRAWFORD joined the Board of the Company and the Bank in 1992. Prior to his association with the Bank, Mr. Crawford was the Savings and Loan Commissioner for the State of California from 1985 until 1990. Mr. Crawford has successfully operated several savings and loan associations over a period of 35 years.

     JUDITH M. BARDWICK, PH.D., is President and founder of Bardwick and Associates, a management consulting firm. In addition to her many academic achievements, Dr. Bardwick has been an active business consultant for more than two decades. Dr. Bardwick earned a B.S. degree from Purdue University and an M.S. from Cornell. She received her Ph.D. from the University of Michigan and subsequently became a Full Professor and Associate Dean of the College of Literature Science and the Arts at that university. Dr. Bardwick has devoted herself to consulting and business-related research and writing, concentrating on issues relating to improving organizational efficiency and management structure. She is currently a clinical Professor of Psychiatry at the University of California at San Diego and has worked as a psychological therapist. Her most recent business book, Danger in the Comfort Zone, was published in 1991. She is the author of three other books; in addition, she has published more than 70 articles on a wide range of topics during her distinguished career. Dr. Bardwick has been a Director of the Company since 1994.

     HOWARD C. REESE joined the Company in 1987 as President and Chief Executive Officer of its subsidiary Westcorp Financial Services, Inc. (now WFS Financial
Inc). He retired as President and CEO in 1996, and is employed in a consulting capacity. He began his career in consumer finance with Household Finance Corporation in 1953 where he managed several branch offices in Southern California. In 1963, he joined Fireside Thrift Company as a manager. He progressed through the ranks as Supervisor, Assistant Vice President and Regional Director, and ultimately to Operations Vice President in charge of 73 branch offices within the State of California. He presently serves on the board of directors of the American Financial Services Association (AFSA).

     ANDREY R. KOSOVYCH is nominated for election to the Board of the Company as Vice Chairman, having served as the Company's investment banker since 1985. He is also nominated for election to the Boards of the Bank and WFS Financial as Vice Chairman. Most recently, Mr. Kosovych was a Managing Director, Investment Banking, and head of the Asset Finance Group at Donaldson, Lufkin & Jenrette Securities Corporation since February, 1990. Prior to that, he founded and led the asset backed effort at Drexel Burnham Lambert Inc., having progressed from Vice President to Managing Director from 1984 to 1990; he also served as Vice President, Investment Banking, at LePercq, de Neuflize & Co. Inc. from 1983 to 1984. Mr. Kosovych began his professional career as an attorney, working at Dewey, Ballantine, Bushby, Palmer & Wood from 1974 to 1983. During his tenure as an investment banker, Mr. Kosovych managed almost $9 billion of financings for the Westcorp family of companies, including the Company's and WFS Financial's initial public offerings, the Bank's subordinated debt offerings and numerous auto loan securitizations, and acted as financial advisor on a variety of strategic issues.

COMMITTEES OF THE BOARD

     The Company has a standing Audit Committee, consisting of Stanley E. Foster (Chairman), Alan Milligan and Howard C. Reese. The functions of the Audit Committee are to make recommendations to the Board with respect to the engagement of the Company's independent public accountants; to review the effectiveness of the Company's system of internal control; and to review, upon the request of management, professional services to be provided to the Company by outside auditors. The Company has contracted with its outside auditors to perform expanded audit procedures previously performed by an internal audit department. These expanded audit functions are overseen by The Director of Safety and Soundness who reports to the Audit Committee. The Audit Committee held four meetings in 1996.

     The Company has a standing Compensation Committee whose current members are Howard C. Reese (Chairman), Judith M. Bardwick, and Stanley E. Foster. The Compensation Committee reviews and approves recommendations for annual salaries of employees paid by the Company and reviews and sets the levels of compensation of senior management, as well as establishing policies applicable to, performance related to, and bases for compensation. The Compensation Committee held 3 meetings during 1996.

     The Executive Committee has the powers of the Board of Directors except as precluded by law and the Company's bylaws. The Executive Committee is comprised of Messrs. Rady, Reese, and Crawford. The Executive Committee met 4 times in 1996.

MEETINGS OF THE BOARD

     The Board of Directors of the Company held a total of 5 meetings during 1996. All Directors have attended at least 75% of the meetings of the Board of Directors and Committees on which they serve.

COMPENSATION OF DIRECTORS

     Each Director who is not also an Officer of the Company or any of its subsidiaries receives $3,500 per Board Meeting attended and $750 for each committee meeting, which is not held in conjunction with a Board Meeting, attended. Directors who are also Officers of the Company or any of its subsidiaries are not compensated for their services as Directors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the Executive Officers of the Company who are not Directors. Effective January, 1997, various administrative departments of Westcorp were transferred to the Bank and WFS Financial Inc, as part of a restructuring plan to align more closely the administrative functions with those operations that they assist. Some employees providing administrative services to the Bank will remain at Westcorp, the parent company of the Bank, and provide those services at fair market value to the Bank, while remaining Officers of the Bank.

                                                                                  OFFICER
               NAME                              POSITION                 AGE      SINCE
-----------------------------------  ---------------------------------    ---     -------
Joy Schaefer.......................  Senior Executive Vice President,     37        1990
                                     Chief Operating Officer; Vice
                                     Chairman of the Board, President
                                     and Chief Operating Officer of
                                     WFS
Donald H. Kasle....................  Senior Executive Vice President      53        1996
                                     and Chief Administrative Officer;
                                     Director, President, CEO of the
                                     Bank
Harriet Burns Feller...............  Executive Vice President,            54        1990
                                     Secretary and General Counsel
Lee A. Whatcott....................  Senior Vice President, Chief         37        1988
                                     Financial Officer
Richard W. Stephan.................  Senior Vice President, Chief         58        1994
                                     Information Officer
J. Keith Palmer....................  Vice President, Treasurer            36        1993
Mark K. Olson......................  Vice President, Controller           33        1995
Anne FitzGerald....................  Vice President, Director of Human    37        1995
                                     Resources
Richard A. Palmer..................  Vice President                       41        1996
Jeffrey D. Pratt...................  Vice President, Safety &             37        1996
                                     Soundness
Robert E. Adams....................  Executive Vice President of the      46        1993
                                     Bank
Arthur W. Alvarez..................  Executive Vice President of the      38        1996
                                     Bank
Michael A. Johnson.................  Executive Vice President of the      40        1996
                                     Bank
Terrance P. Mungon.................  Executive Vice President of the      50        1979
                                     Bank
James E. Tecca.....................  Executive Vice President of the      53        1996
                                     Bank
Kevin Farrenkopf...................  Senior Vice President of the Bank    35        1987
James R. Dowlan....................  Vice Chairman of the Board and       59        1984
                                     Senior Executive Vice President
                                     of WFS Financial Inc.
W. Lee Thyer.......................  Senior Executive Vice President      54        1988
                                     of WFS Financial Inc.

     The following is a brief account of the business experience of each Executive Officer who is not a Director.

     JOY SCHAEFER is Senior Executive Vice President and Chief Operating Officer of the Company and is President, Chief Operating Officer and Vice Chairman of the Board of Directors of WFS Financial. She served first as Senior Vice President, Chief Financial Officer and Treasurer of the Bank since March, 1992, and was elected Executive Vice President in January, 1994 and Senior Executive Vice President and Chief Operating Officer in December, 1994. Ms. Schaefer joined the Bank on January 1, 1990, as Assistant Vice President and Assistant Treasurer. Prior to her association with the Bank, she was an Audit Manager in the financial institutions group for Ernst & Whinney in the Long Beach, California and Springfield, Illinois offices. Ms. Schaefer also held various positions with Liberty National Bank in Oklahoma City, Oklahoma including Assistant Controller, Commercial Audit Manager and Vice President Loan Administration from 1985 to 1988.

     DONALD H. KASLE is Senior Executive Vice President and Chief Administrative Officer of the Company. He joined the Bank in January, 1996, as President and Chief Executive Officer and is a director of the Bank. Mr. Kasle came to the Bank with 30 years experience in commercial banking. Previously, Mr. Kasle served as Chairman & Chief Executive Officer, and before that, President & Chief Operating Officer, of Bank One Dayton N.A., Dayton, Ohio which he joined in 1986. Mr. Kasle was President and Chief Executive Officer of Westport Bank of Kansas City from 1985 to 1986. He began his career with First National Bank of Kansas City as a management trainee in 1966 and remained with First National until 1985. Long active in banker education and development programs, Mr. Kasle is past member of the American Bankers Association Leadership Development Council, Founding Chairman of the ABA's Institute for Certified Bankers and past Chairman of the Advisory Board of the Stonier Graduate School of Banking. He also served for many years as a member of the ABA's Education Policy and Development Council. Mr. Kasle is a Certified Lender -- Business Banking as confirmed by the Institute of Certified Bankers.

     HARRIET BURNS FELLER is Executive Vice President, Secretary and General Counsel of the Company, the Bank and WFS. She started as Vice President and General Counsel of the Bank in May, 1990. Ms. Feller was Executive Vice President and General Counsel of Mercury Savings from 1986 to 1990, Vice President and General Counsel of Ponderosa Homes from 1981 to 1986 and Vice President, Corporate Counsel at Ticor Title Insurance, which she joined as litigation attorney in 1975. Ms. Feller served as Southern California President of American Corporate Counsel in 1990 and is a member of various professional associations. Ms. Feller is an active member of the California Bar Association and has also passed the Bar Examinations in New York and Connecticut, where she practiced prior to 1975.

     LEE A. WHATCOTT is Senior Vice President and Chief Financial Officer of the Company; he also serves as Executive Vice President and Chief Financial Officer of WFS and as Executive Vice President of the Bank, since 1996, after serving as Senior Vice President and Chief Financial Officer of the Bank since 1994. Mr. Whatcott joined the Bank in 1988 and became Vice President, Controller in 1992. Prior to joining the Bank, he was employed by what is now known as Ernst & Young LLP, independent auditors, and an international accounting firm. Mr. Whatcott is licensed as a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     RICHARD W. STEPHAN is Senior Vice President and Chief Information Officer of the Company and also serves as Executive Vice President and Chief Information Officer of the Bank and of WFS. Before joining the organization in 1994, Mr. Stephan had over 20 years of experience in the Information Technology field with the last 15 years in the financial institution services industry. Prior to his association with the Bank, Mr. Stephan was an Executive President of FiServ, a major provider of Information Services to the banking industry and he was a partner with Ernst and Whinney. At Ernst & Whinney. At Ernst & Whinney he managed the consulting practice for the Western Region, served as the Senior Technology Partner for the firm for the banking industry and was a member of the planning committee for the firm-wide banking practice. Mr. Stephan is a member of the Chief Information Officer National Association and is a Certified Systems Professional.

     J. KEITH PALMER is Vice President and Treasurer of the Company and of the Bank, from December, 1994, after serving as Assistant Vice President and Treasurer of the Bank since March, 1993, and then as Vice President and Treasurer since December, 1994. He is also Vice President and Treasurer of WFS since 1995. Prior to joining the Bank in 1993, Mr. Palmer served as a Capital Markets Examiner with the Office of Thrift Supervision from 1991 to 1993. From 1986 to 1991, Mr. Palmer served in various capacities with the Office of Thrift Supervision. Mr. Palmer has worked in the banking industry for 12 years.

     MARK K. OLSON is Vice President, Controller of the Company and of WFS. He joined the Company in 1991 as Accounting Systems Director and has held various positions since that time. Prior to joining the Company, Mr. Olson was employed by what is now known as Ernst & Young LLP, independent auditors, an international accounting firm. Mark is a licensed Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     ANNE M. FITZGERALD serves as Vice President, Director of Human Resources for the Company, the Bank and WFS. She joined the Bank in 1995. Ms. FitzGerald has over 15 years experience in the Human Resources field, and spent the last 5 1/2 years, prior to joining Westcorp, working for Pepsi Cola, ultimately as Director of Human Resources. Previous experience includes various Human Resources positions working for Pier 1 Imports and Texas Instruments. Ms. FitzGerald holds her Masters in Labor and Industrial Relations from Michigan State University and her Masters in Business Administration from Southern Methodist University.

     RICHARD A. PALMER is Vice President of the Company and also has served as Senior Vice President and Chief Financial Officer of the Bank since 1996. Prior to joining the Bank, Mr. Palmer was Senior Vice President with First Interstate Bancorp, where he served in a variety of finance and accounting related capacities including the position of Chief Financial Officer of numerous First Interstate subsidiaries. His background includes extensive experience in the securities broker-dealer industry as well as in mortgage, retail and commercial banking. He is a Certified Public Accountant in the states of California and Arizona and a graduate of the University of Southern California holding M.B.A. and B.S. degrees in Accounting and Finance.

     ROBERT E. ADAMS has served as Executive Vice President of the Western Financial Mortgage Division of the Bank since January, 1994. He served as Senior Vice President since starting with the Bank in April, 1993. Mr. Adams has in excess of twenty years mortgage banking experience in virtually every phase of production and operations. Prior to joining the Bank, he was First Vice President of the Retail Division for Countrywide Funding Corporation, where he oversaw all aspects of operations for its nationwide branch system.

     ARTHUR W. ALVAREZ has served as Executive Vice President of the Western Financial Mortgage Division of the Bank's Retail Loan Production since December, 1996. Mr. Alvarez has over 15 years mortgage banking experience in all facets of loan origination and production, all with The Hammond Company, The Mortgage Bankers, an independently owned mortgage banking firm acquired by the Bank in December, 1995. Mr. Alvarez's positions at The Hammond Company included Loan Officer, Branch Manager, Regional Manager, Executive Vice President for Loan Production and, most recently, President from April, 1994, until the company was merged in December, 1996.

     MICHAEL A. JOHNSON has served as Executive Vice President, Administration and Marketing, of the Bank since August, 1996. Mr. Johnson joined the Bank after 17 years with First Interstate Bank of California/Wells Fargo Bank where he served in a variety of capacities including Marketing Director, District Manager, Corporate Lending Center Manager and Personal Banking Segment Manager. Mr. Johnson is a graduate of the University of California at Los Angeles with a B.A. in Psychology.

     TERRANCE P. MUNGON is Executive Vice President of the Bank. He is currently in charge of the Equity Lending Group which specializes in consumer equity lending in the Western United States. He previously served as Executive Vice President of the Retail Banking Division. Mr. Mungon also serves as Chairman of the Board of Western Financial Investments, Inc. which offers annuities and mutual funds to the Bank's retail customers. Mr. Mungon has been with the Bank for over 18 years and has 27 years of Consumer Banking experience.

     JAMES E. TECCA is Executive Vice President of the Bank since April, 1996. Mr. Tecca is in charge of the Commercial Banking Group specializing in relationship banking for middle market and private banking clients. Mr. Tecca has over 30 years of banking experience in California, specializing in corporate and retail banking. Prior to joining the Bank, he was Senior Vice President with Bank of America for 20 years. In addition, Mr. Tecca was Chief Operating Officer with Bay View Federal Bank in San Francisco and President and Chief Executive Officer of Girard Savings Bank in San Diego.

     KEVIN R. FARRENKOPF has served as Senior Vice President of the Retail Banking Division of the Bank since October, 1995, after serving as Divisional Vice President for Retail Banking since 1994. Previously, Mr. Farrenkopf served as Regional Vice President in 1993, Vice President in 1990 and Branch Manager in 1987, which is also the year he was hired. He has 14 years experience in the industry, the first four spent at Norwest Financial, Inc. He is a member of the Western League of Savings Institutions, serving on the Retail Banking Committee.

     JEFFREY D. PRATT serves as Vice President and Director of Safety and Soundness for the Company, WFS and the Bank. Mr. Pratt joined the Bank in 1987 and during his tenure has managed the Internal Asset Review

Department and served as Real Estate Analyst and appraiser for the Bank's portfolios. Prior to joining the Bank, Mr. Pratt was the sole proprietor of a real estate appraisal and consulting business.

     JAMES R. DOWLAN has served as Vice Chairman and Senior Executive Vice President of WFS from 1995. He served first as Senior Vice President of the Bank from 1984 and then as Executive Vice President of the Bank from 1989 until the Auto Finance Division of the Bank was combined into WFS in 1995. He is Chairman of the Board of Western Financial Insurance Agency, Inc., and President of Westhrift Life Insurance Company, subsidiaries of the Bank; and President and CEO of WFS Financial Auto Loans, Inc., and WFS Financial Auto Loans 2, Inc., subsidiaries of WFS. Prior to his association with the Bank, Mr. Dowlan was Vice President, Loan Administration of Union Bank where he held several positions since 1973, the last position being Vice President. He served for several years on the National Advisory Board, American Bankers Association and the Consumer Lending Committee of the California Bankers Association. He is currently a member of the Consumer Bankers Association.

     W. LEE THYER is the Senior Executive Vice President of the WFS Branch Division. Mr. Thyer joined WFS in 1988. Prior thereto, Mr. Thyer held various positions at Fireside Thrift and Loan Association, where he worked for 22 years from 1966 to 1988. In addition, Mr. Thyer serves on the Westcorp ESOP/401K Committee and was on the board of the California Financial Services Association/Independent Section from 1988 to 1995.

ITEM 11 -- EXECUTIVE COMPENSATION

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Chief Executive Officer and the next four most highly compensated Executive Officers for the three fiscal years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

     Compensation described in this table is compensation paid by the Company including its subsidiaries:

                                                                                      LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                                                                 WESTCORP       WFS
                                              ANNUAL COMPENSATION(1)              STOCK        STOCK       AWARDS-
                                     ----------------------------------------   OPTIONS(3)   OPTIONS(4)    SARS(5)   ALL OTHER(6)
    NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS      OTHER(2)      (SHARES)     (SHARES)     (SHARES)  COMPENSATION
------------------------------------ ----   --------   --------   -----------   ----------   ----------    -------   ------------
Ernest S. Rady...................... 1996   $400,000   $116,000    $ 551,121      20,000       55,000           0      $ 48,372(7)
  Chairman of the Board of           1995    369,984    148,000      181,703                        0      50,000        30,010
    Directors,                                                                         0
  CEO and President of the Company;  1994    330,000    132,000       16,009      44,500            0           0        22,579
  Chairman of the Board of Directors
  of the Bank; & Chairman of the
  Board of Directors and CEO of WFS

Donald H. Kasle..................... 1996    283,077     94,265            0      57,750(12)        0           0        18,000(8)
  Senior Executive Vice President
  and Chief Administrative Officer
  of the Company; President, Chief
  Executive Officer and Director of
  the Bank

Joy Schaefer........................ 1996    225,000     62,250      189,446      15,000       44,000           0        35,047(9)
  Senior Executive Vice President    1995    185,000     61,605            0       8,000            0      40,000        16,611
  and Chief Operating Officer        1994    150,000     50,000            0      10,000            0           0        11,532
  of the Company and the Bank;
  President, Chief Operating Officer
  and a Vice Chairman of the Board
  of Directors of WFS

James R. Dowlan..................... 1996    210,900     61,161      132,000      12,000       44,000                    36,855(10)
  Vice Chairman of the Board of      1995    197,100     65,634      343,217           0            0      40,000        24,328
  Directors and Senior Executive     1994    175,000     58,000        8,423       9,400            0           0        17,833
  Vice President of WFS

Howard C. Reese..................... 1996    201,080     58,313      154,002       1,500       51,334           0        35,448(11)
  Director; Vice Chairman of the     1995    201,080     66,960      445,978                        0      46,667        22,251
  Board of Directors of the Bank     1994    175,000     58,275        4,883       8,300            0           0        16,263

---------------

 (1) The compensation of Ms. Schaefer, Mr. Dowlan and Mr. Reese was paid by WFS Financial Inc. The compensation for Mr. Rady was paid by Westcorp. The compensation of Mr. Kasle was paid by the Bank.

 (2) Includes the spread between market price and exercise price on Westcorp options exercised plus the ($3.00 per share) spread between market price and exercise price of WFS SARs exercised on July 23, 1996.

 (3) Stock options for shares of Westcorp awarded in the year indicated and exercisable in the future.

 (4) Stock options for shares of WFS awarded July 23, 1996, exerciseable in the future, and contingent upon shareholder approval of the 1996 Stock Option Plan (the "WFS Plan"). Awards were also conditioned upon the recipient's exercise of all his/her SARs.

 (5) SARs awarded by WFS pursuant to the SAR Plan for employees, employees who are Directors and the independent Directors of WFS. The SAR Plan is described below.

 (6) Includes above market preferential interest accrued on salary deferral by Executive under deferred compensation plans, plus Company contribution to EDP4 (described below), 401(k) and ESOP. A contribution of $3.38 million was funded for 1996 to the Savings Plan (401(k) and ESOP) which benefits other employees in addition to those named in the Table. The Plan is described below.

 (7) Includes $6,609 in accrued above-market earnings on deferred compensation plus $12,486 employer contribution to 401(k)/ESOP Plan plus $29,277 employer contribution to EDP4.

 (8) Employer contribution to EDP4.

 (9) Includes $150 in accrued above-market earnings on deferred compensation plus $12,397 employer contribution to 401(k)/ESOP Plan plus $22,500 employer contribution to EDP4.

(10) Includes $3,337 in accrued above-market earnings on deferred compensation plus $12,428 employer contribution to 401(k)/ESOP Plan plus $21,090 employer contribution to EDP4.

(11) Includes $2,933 in accrued above-market earnings on deferred compensation plus $12,407 employer contribution to 401(k)/ESOP Plan plus $20,108 employer contribution to EDP4.

(12) 55,000 when granted; number now reflects 5% stock dividend.

                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option and SAR grants in fiscal 1996 to the Named Executive Officers.

                                                                                        POTENTIAL REALIZED
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                          WESTCORP        PERCENTAGE OF                                        STOCK
                        OPTIONS("W")    TOTAL OPTIONS/SARS    EXERCISE OR                APPRECIATION FOR
                         WFS OPTIONS        GRANTED TO         BASE PRICE                   OPTION TERM
                           ("WF")          EMPLOYEES IN       (PER SHARE)     EXPIRATION -------------------
         NAME           GRANTED(1)(2)      FISCAL 1996           ($)(3)        DATE      5%($)      10%($)
----------------------  -------------   ------------------   --------------   -------   -------     -------
Ernest S. Rady........    20,000 (W)           4.28%             $17.13       7/30/01    94,653     209,160
                          55,000 (WF)          5.54%              18.00       1/23/01   151,966     335,807
Donald H. Kasle.......    57,750 (W)          12.35%              18.09       1/30/01   110,479     244,130
Joy Schaefer..........    15,000 (W)           3.21%              17.13       7/30/01    70,990     156,870
                          44,000 (WF)          4.43%              18.00       1/23/01    97,263     214,926
James R. Dowlan.......    12,000 (W)           2.57%              17.13       7/30/01    56,792     125,496
                          44,000 (WF)          4.43%              18.00       1/23/01    97,263     214,926
Howard C. Reese.......     1,500 (W)           0.32%              17.13       7/30/01     7,099      15,687
                          51,334 (WF)          5.17%              18.00       1/23/01   133,735     295,521

---------------

(1) No SARs were granted by WFS to any Named Executive Officers in 1996.

(2) Number of shares and exercise price affected by 5% Westcorp stock dividend declared for shareholders of record as of May 20, 1996.

(3) Westcorp and WFS options were each granted at the market price of the stock at the date of the grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF UNEXERCISED
                                                                      WESTCORP OPTIONS        VALUE OF UNEXERCISED
                                 NUMBER OF SHARES                     ("W")/WFS OPTIONS           IN-THE-MONEY
                                    ACQUIRED ON                        ("WF")/SARS AT           OPTIONS/SARS AT
                                 EXERCISE ("O")(1)      VALUE            12/31/96(#)              12/31/96($)
                                  NUMBER OF SARS       REALIZED       EXERCISABLE("E")/           EXERCISABLE/
             NAME                  EXERCISED(S)         ($)(3)      UNEXERCISABLE("U")(4)     UNEXERCISABLE(2)(4)
-------------------------------  -----------------     --------     ---------------------     --------------------
Ernest S. Rady.................        32,820(O)       $386,121(O)         24,530 E(W)             $238,254 E(W)
                                       55,000(S)        165,000(S)         44,532 U(W)              247,874 U(W)
                                                                                0 E(WF)                   0 E(WF)
                                                                           55,000 U(WF)                   0 U(WF)
Donald H. Kasle................             0(O)              0(O)              0 E(W)                    0 E(W)
                                            0(O)              0(O)         57,750 U(W)                    0 U(W)
                                                                                0 E(WF)                   0 E(WF)
                                                                                0 U(WF)                   0 U(WF)
Joy Schaefer...................         5,471(O)         57,445(O)         21,454 E(W)              195,685 E(W)
                                       44,000(S)        132,000(S)         30,654 U(W)              131,916 U(W)
                                                                                0 E(WF)                   0 E(WF)
                                                                           44,000 U(WF)                   0 U(WF)
James R. Dowlan................             0(O)              0(O)          3,969 E(W)               37,063 E(W)
                                       44,000(S)        132,000(S)         17,182 U(W)               51,669 U(W)
                                                                                0 E(WF)                   0 E(WF)
                                                                           44,000 U(WF)                   0 U(WF)
Howard C. Reese................             0(O)              0(O)          3,665 E(W)               34,847 E(W)
                                       51,334(S)        154,000(S)          6,077 U(W)               42,218 U(W)
                                                                                0 E(WF)                   0 E(WF)
                                                                           51,334 U(WF)                   0 U(WF)

---------------

(1) Westcorp Options.

(2) Options based on the closing price on the New York Stock Exchange of Westcorp Common Stock on December 31, 1996 ($21.875) and the closing price on NASDAQ of WFS Common Stock on December 31, 1996 ($19.875).

(3) Value of exercise of SARs based on the closing price on NASDAQ of WFS Common Stock on July 23, 1996 ($18.00).

(4) Named Executive Officers each exercised all of their SARs on July 23, 1996.

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     Westcorp executed Employment Contracts in 1987 with several senior Executives of Westcorp which provisions are triggered by a change in control of Westcorp. Under the agreements, Messrs. Dowlan and Reese are guaranteed employment for a period of 24 months from the initiation of change of control proceedings at the salary level in effect at initiation of the change of control process. The Company reserves the right to terminate the agreements for cause, which includes fraud or other misconduct of the employees.

     In addition, pursuant to an employment agreement, Mr. Kasle will be paid $300,000 if, before January 24, 2001, his employment is terminated by reason of a change of control.

     Westcorp executed letter employment agreements with Mr. Kosovych and Mr. Jerry DeVito in March, 1997. While each employment is "at will" and subject to certain other terms, the agreement provides for each to receive six months of continued compensation, subject to certain terms, if his employment is terminated before the completion of one year. The agreements also provide for Westcorp stock option grants, pursuant to the 1991 Westcorp Stock Option Plan, of options relating to 50,000 shares to Mr. Kosovych and 40,000 shares to Mr. DeVito.

CERTAIN BENEFITS

  Executive Deferral Plans

     Effective August 1, 1985, Westcorp established an Executive Deferral plan ("EDP") for certain senior Executives of Westcorp and its subsidiaries as determined by the Board of Directors. A participant in the EDP may defer a portion of his compensation from a minimum of $2,000 a year to a maximum of 75% of his gross annual salary. The employer matches contributions up to 5% of a participant's annual salary, excluding bonus. After the seventh year of participation, there is a mandatory lump sum distribution to the participant of the first four years' deferrals with interest thereon at Moody's Investors Service Seasoned Corporate Bond Rate (the "Moody's Rate") plus 3%. Upon retirement at the later of age 65 or 10 years of participation in the EDP, a participant's account will yield a compound interest rate equal to the Moody's Rate plus 8%. A participant's account balance is (i) the employer's contribution and (ii) deferrals for the fifth and subsequent years of participation. Retirement benefits are paid out over a 15-year period.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives all deferrals, the employer's contributions, and interest thereon. Interest is credited at Moody's Rate through the first two years of participation in the EDP, and increases one percent each year through the fifth year when it equals Moody's Rate plus 3%. If a participant terminates employment after making four years of deferrals, he receives all his deferrals, the employer's contributions, interest credited to those amounts (i) at Moody's Rate plus 3% and (ii) additional interest accruing on his account balance at Moody's Rate plus 8% (the "Increased Interest"). The right to receive the Increased Interest becomes 50% vested following five years of participation, with an additional 10% vesting following each subsequent year, so that the participant is 100% vested after ten years of participation.

     Benefits owing under the EDP are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective September 1, 1988, Westcorp established a second Executive Deferral Plan ("EDP2") for certain participating Executives as determined by its Board of Directors. A participant in EDP2 may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary, excluding bonus. The employer matches contributions up to 5% of a participant's base annual salary, excluding bonus. Interest is credited to a participant's account at Moody's Rate plus 5%.

     Participants making contributions to the Plan during or before attaining age 54 will be paid an amount equal to the initial annual deferral amount (participant deferral plus employer match) on each of the seventh, eighth and ninth year anniversaries. Each participant's remaining balance will continue to accumulate at a rate equal to Moody's Rate plus 5% until death, retirement or other termination of employment, whichever occurs first.

     Upon retirement at the later of age 65 or 10 years of participation in EDP2, the participant will be paid an amount per month over a 15 year period based on the amounts deferred, credited with interest, minus the payments made on the seventh, eighth and ninth anniversaries described above.

     If the participant dies before retirement, the participant's beneficiary will receive the existing account balance in a lump sum or over a 15 year period with the unpaid balance being credited at Moody's Rate. If the participant dies after retirement, the participant's beneficiary will receive any unpaid installments due with the unpaid balance being credited at Moody's Rate.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives his deferrals and interest thereon. Interest is credited at Moody's Rate through the first two years of participation in EDP2, and increases, one percent each year through the fourth year when it equals Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     A participant leaving employment after completing four years of deferrals receives his deferrals and interest thereon credited at Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     Benefits provided by EDP2 are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective May 1, 1992, Westcorp established a third Executive Deferral Plan ("EDP3") for certain participating Executives as determined by its Board of Directors. A participant may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary. There is no employer match in EDP3, unlike EDP1 and EDP2. Interest is credited to a participant's account at the Moody's Rate. Participant's first year's contribution plus interest will be distributed beginning in the sixth year. Participant's second year's contribution plus interest will be distributed in year seven and so on. If a participant terminates employment, he receives all deferrals plus interest.

     Effective September 1, 1995, Westcorp established a fourth Executive Deferral Plan ("EDP4") for certain participating Executives as determined by the Board of Directors. A participant in EDP4 may defer a portion of compensation from a minimum of $2,000 per year to a maximum of 10% of base annual salary. There is an employer match in EDP4 based upon business results and at the discretion of the Board of Directors.

     Additionally, employees required to take distribution from earlier EDP plans, may elect to defer an additional amount up to the distribution they are required to take. This additional deferral is not eligible for any Company matching provisions.

     All deferrals are eligible for interest payments and interest is credited to a participant's account at the Moody's Seasoned Corporate Bond Rate. Participant's distributions are intended to occur only at retirement age of 65, or 5 years of participation in EDP4, whichever is later, or at termination. Participants receiving distributions can elect to receive them paid out over five, ten or fifteen years or in a lump sum option.

  Compensation Pursuant to WFS Benefit Plans

     In 1995, WFS adopted two SAR plans, the Employee Stock Appreciation Rights Plan ("Employee SAR Plan") and the Directors Stock Appreciation Rights Plan ("Director SAR Plan") (together, the "Plans"); both Plans are separate from benefit plans maintained by the Bank or Westcorp. The Plans are for the benefit of certain employees (the Employee SAR Plan) and employees who are also Directors and independent Directors (the Directors SAR Plan) and were designed to provide a method whereby Directors, Officers and employees of WFS who are largely responsible for the management, growth and financial success of WFS may be offered incentives and rewards which encourage them to increase their interest in the market performance of the Common Stock of WFS and to remain in the employ of WFS. SARs granted under the Plans are nontransferable and do not convey an interest in the stock of WFS. The Plans are administered by a committee of the Board of Directors with vesting and exercise terms and conditions similar to the Westcorp Stock Option Plans described below. Holders of SARs under the Plans who are persons subject to the filing requirements imposed under Section 16(a) of the Securities Exchange Act of 1934 are subject to certain additional Plan requirements. The Plans do not permit acceleration on a change of control or sale of WFS. The aggregate number of shares of WFS Common Stock to which SARs granted under the Plans relate are limited to 2,300,000 shares, subject to anti-dilution provision.

     In July 1996, the Company elected to discontinue its ongoing SAR Plans, having determined that the Plans introduced at the time of the Initial Public Offering had met their objectives. Any employee electing to voluntarily exercise Stock Appreciation Rights at this time, was eligible for a one-time grant of WFS Options. All current employees have voluntarily exercised their SARs. WFS adopted an Incentive Stock Option Plan designed to replace its SAR Plans to eliminate quarterly income volatility resulting from the accounting treatment of SARs. The adoption of the WFS Plan, and grants thereunder, were conditioned upon stockholder approval of the Plan. No further options of WFS have been made available to the employees at this time.

  Stock Option Plans

     1982 Stock Option Plan. Westcorp's incentive stock option plan was adopted by the Board of Directors of Westcorp and approved by its shareholders in April 1982 (the "1982 Stock Option Plan") and provides for the granting of options covering up to 945,000 shares of the Common Stock of Westcorp. The stock options granted to employees under the 1982 Stock Option Plan are intended to be "incentive stock options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). Consequently, all options granted under the 1982 Stock Option Plan are exercisable at a price per share not less than the fair market value per share of the Common Stock on the date of grant, except that the exercise price of options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The Compensation Committee of the Board of Directors of Westcorp, which is comprised of at least three members designated by the Board of Directors of Westcorp, serves as the 1982 Stock Option Plan administrator and in such capacity selects the employees to whom options are to be granted and the number of shares to be granted based upon an employee's length of service, the amount of his compensation, and his responsibilities, duties, and functions. The terms of such options may not exceed five years from the date of grant. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries. Optionees are prohibited from transferring or assigning any options other than due to the death of the optionee. The 1982 Stock Option Plan expired in April, 1992, although options granted under such plan will remain exercisable until 1996 unless earlier terminated pursuant to the terms of such plan.

     1991 Stock Option Plan. The other stock option plan of Westcorp was adopted by the Board of Directors of Westcorp in April, 1991, and approved by its shareholders in May, 1991, (the "1991 Stock Option Plan" and, together with the 1982 Stock Option Plan, the "Stock Option Plans"). Employees and Directors of the Westcorp and its subsidiaries are eligible to participate under the 1991 Stock Option Plan. Such plan is administered by the Westcorp Compensation Committee and, in such capacity, the committee selects employees and Directors to whom options are to be granted and the number of shares to be granted based on the same criteria used to determine awards under the 1982 Stock Option Plan. No further options may be granted under the 1991 Stock Option Plan after April 15, 2001.

     Options granted under the 1991 Stock Option Plan may be either "incentive stock options" or "non-qualified options" within the meaning of the Code. However, only non-qualified options may be granted to Directors who are not also employees. The exercise price for options granted under such plan must be established at a level not less than the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The term of such options may not exceed 10 years from the date of grant. However, optionees who own, prior to a grant, directly or indirectly, 10.0% or more of the outstanding Common Stock of Westcorp, may not be granted "incentive stock options" with a term greater than 5 years. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries as provided in the 1991 Stock Option Plan. The options are also subject to all of the other terms and conditions of the written stock option agreement between the optionee and Westcorp.

     In the aggregate 3,150,000 shares of Westcorp Common Stock may be the subject of options granted under the 1991 Stock Option Plan. However, the number of shares subject to options granted under such plan (and the exercise prices for the options) are subject to adjustment in the event of any change in the outstanding shares of Westcorp as a result of stock dividends, stock splits or conversions of shares. If any option expires or terminates without having been exercised in full, the unpurchased shares become available again for purposes of future incentive and non-qualified stock options to be granted under the 1991 Stock Option Plan.

  WFS Stock Option Plan ("WFS Plan")

     WFS adopted the WFS 1996 Stock Option Plan, subject to approval by the shareholders. In the aggregate, 550,000 shares of Common Stock may be the subject of options granted pursuant to the WFS Plan. Certain options granted under the WFS Plan are intended to qualify as "Incentive Stock Options" within the meaning of Internal Revenue Code of 1986, as amended, Section 422; options may also be granted under the WFS Plan that are not intended to qualify as "Incentive" Stock Options. Options may be granted under the Plan to employees, Directors, and employees who are also Directors. Options may be granted under the

WFS Plan to any WFS optionee who, in the option of the Compensation Committee, is or gives promise of becoming of exceptional importance to WFS because of experience and ability. The exercise price of shares subject to granted Incentive Stock Options must be established at a level not less than the fair market value of the Common Stock on the date of grant, or not less than 110% of fair market value in the case of an option granted to an optionee who owns more than 10% of the outstanding Common Stock of WFS. The Compensation Committee has the discretion to determine the amounts and times of exercise of options. The exercise of any option under the WFS Plan is also conditioned upon the optionee's prior exercise of all Stock Appreciation Rights that the optionee may have been granted pursuant to the WFS Stock Appreciation Rights Plan of 1995. The WFS Plan was designed to replace the WFS SAR Plan to eliminate quarterly income volatility resulting from the accounting treatment of SARs. In 1996, a total of 519,569 options were granted, all subject to shareholder approval.

  Consolidated Plan

     Westcorp's Employee Stock Ownership and Salary Savings Plan (the "Savings Plan") was adopted originally in 1982 and subsequently was amended and restated in 1985 to conform to requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984 and the Retirement Equity Act of 1984. A determination letter was issued by the Internal Revenue Service with respect to such restatement that the Savings Plan was a qualified plan under Section 401(a) of the Code and met the requirements of Section 401(k) of the Code. The first amendment to the restated Savings Plan was adopted in 1986. The Westcorp Employee Stock Ownership Plan (the "ESOP") was adopted originally in 1975 and known as the Westcorp, Inc. Profit Sharing Plan. The ESOP was restated in 1985, and a determination letter was issued by the Internal Revenue Service in 1986 stating that the ESOP was a qualified plan under Section 401(a) of the Code. The first amendment to the restated plan was adopted in 1986. Effective January 1, 1990, the Savings Plan and the ESOP were consolidated in the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Consolidated Plan").

     The Consolidated Plan is administered by an Administration Committee appointed by the Board of Directors, which committee consists of at least three members. All employees of the Company and its subsidiaries are eligible to participate in the Consolidated Plan after satisfaction of minimum service and age requirements. Each year the Company may, in its discretion, make an ESOP contribution to the Consolidated Plan. Each participant is credited with one "unit" for each $100 in earnings paid to such participant by the employer in that year, and an additional "unit" for each full year of service to the employer. If the Company makes an ESOP contribution, it is allocated to each participant's ESOP Contribution Account (as such term is defined in the Consolidated Plan) in the same proportion as such participant's "units" bear to the total number of "units" credited to all participants for that year. Eligible employees may also elect to contribute from 1.0% to 10.0% of their earnings to a Salary Savings Contribution Account (as such term is defined in the Consolidated
Plan). Each year the employer may, in its discretion, make a matching employer contribution which is allocated to the Matching Contribution Account (as such term is defined in the Consolidated Plan) for each participant that makes a Salary Savings contribution for such year. If the Company makes a matching employer contribution, it is allocated to the matching contribution account in the same proportion that each such contribution of up to 6.0% of earnings bears to the total of all such contributions of up to 6.0% of earnings. The Company's annual contribution to a participant's ESOP Contribution Account and Matching Employer Contribution Account, and a participant's contribution to such participant's Salary Savings Contribution Account, may not exceed in the aggregate the lesser of 25.0% of such participant's annual compensation or one-fourth of the dollar limitation established under Section 415(b)(1)(A) of the Code.

     The Company's contributions to a participant's ESOP Contribution Account are invested in Westcorp Common Stock or approved investments at the direction of the plan administrator. Each participant who has completed ten years of service and has attained the age of 55 may also direct the plan administrator to diversify the investments allocated to such participant's ESOP Contribution Account. A participant's contributions to his or her Salary Savings Contribution Account are invested by the plan administrator in fixed income, stock or other permitted investment alternatives selected by the participant. The plan administrator selects the investment alternatives for the amount contributed by the employer to the Matching Employer

Contribution Account. Interest, earnings, dividends, gains and losses are allocated to each participant's ESOP Contribution Account, Salary Savings Contribution Account and Matching Employer Contribution Account, as the case may be, in the proportion such account bears to the total accounts of all participants in that investment alternative. Shares of Westcorp Common Stock allocated to any of a participant's accounts are voted in accordance with the proxy of such participant. Each participant is also entitled to direct the plan administrator regarding the exercise of rights, other than voting rights, arising in connection with shares of Westcorp Common Stock allocated to such participant's accounts.

     Participants have a 100% non-forfeitable interest in the value of their Salary Savings Contribution Account at all times. The participant's interest in his or her ESOP Contribution Account and Employer Matching Contribution Account becomes 20.0% vested after the completion of three calendar years of service. An additional 20.0% becomes vested each following year, until the participant completes 7 years of service and the participant's interests become fully vested.

     A participant is entitled to receive all benefits under the Consolidated Plan, whether or not vested, upon death, permanent disability, or retirement at age 65. Upon termination of employment for any other reason, participants will receive the full amount of their Salary Savings Contribution Account and the vested portions of their ESOP Contribution Account and Matching Employer Contribution Account.

     Westcorp funded a $3.38 million contribution to the Consolidated Plan for 1996.

                      REPORT OF THE COMPENSATION COMMITTEE

     Westcorp applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of Westcorp result from the coordinated efforts of all individuals working toward common objectives. Each member of the Compensation Committee is a non-employee Director, with the exception of Howard Reese. The Compensation Committees of the Bank and WFS operate under the same philosophy and guidelines.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, Westcorp has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of Westcorp, and thus shareholder value, by aligning closely the financial interests of the Westcorp's senior managers with those of its shareholder. The Compensation Committee endorses the belief that stock ownership by management and the granting of stock options to senior Executives and key employees furthers that goal and fosters decision-making by its key employees with Westcorp's long-term safety and soundness in mind.

     The compensation plans and programs are structured to integrate pay with Westcorp's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist Westcorp in attracting and retaining qualified Executives. In furtherance of these goals, annual base salaries are generally set at or below competitive levels so that Westcorp relies to a large degree on annual incentive compensation to attract and retain corporate Officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by the holding company, the stock of which is publicly traded. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying Executive compensation to corporate performance, in any particular year the total compensation of Westcorp's Executives may be more or less than the Executives of Westcorp's competitors, depending upon Westcorp's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior Executives, the Compensation Committee takes into account their consistent commitment to long-term success of Westcorp through conservative management of certain business units and aggressive management of other business units as dictated by existing and anticipated market conditions. Certainly the

Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior Executives of both adverse and advantageous market conditions for each of Westcorp's major businesses.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each business unit and for each Executive. Financial goals include overall profitability, loan volume growth, operating earnings, loan delinquency levels and return on equity and return on assets, Community Reinvestment Act results, cost controls and productivity. The most weight is given to profitability as it relates to established goals. Management goals were established at the beginning of 1996 for those Executives and managers who do not manage business units with direct financial goals. These goals were tailored to the particular functions required to be performed. After the close of the fiscal year, generally in early January, performance against these goals and objectives is measured on both a predetermined arithmetic method and, to a certain extent, on subjective evaluation, in light of market conditions for the particular business unit. The results of these evaluations are then considered by the Compensation Committee when determining the amounts to be awarded (which appear as "Bonus" in the Summary Compensation Table).

     Certain business units of Westcorp performed in accordance with or in excess of budget, and the senior Executives of those businesses received full performance bonuses, while business units which did not meet performance goals resulted in lesser or no bonuses for their respective managers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1996, the Compensation Committee discussed and considered all of the factors discussed above.

     In addition, target versus actual operating performance of Westcorp overall, and various subjective performance criteria were utilized to determine the extent to which the targeted annual bonus to the Chief Executive Officer would be paid. The Committee analyzed his performance in comparison to specific management objectives established at the beginning of the year. In addition, the Compensation Committee evaluated how Westcorp as a whole performed, as measured against its peers in California. Peer compensation information is obtained from a variety of surveys and, in 1996, a thorough review of market information, for the Company's size and location was undertaken. Peer information for Westcorp's performance was compiled by Montgomery Securities. Taken into account was the California economic environment, which put a degree of pressure on the earning capacity of certain of Westcorp's businesses, especially in dealing with the problem assets included in the real estate portfolio.

     The Compensation Committee considered the factors stated above in arriving at the award of 1996 bonus compensation for the Chief Executive Officer as shown in the Summary Compensation Table. The bonus compensation for 1996 reflects the achievement of management objectives, including the overall financial performance; the creation of a commercial banking operation; the integration of a retail mortgage acquisition, improved efficiencies and productivity; the improved regulatory evaluations; and expansion of consumer lending operations into new states. The Committee established 1997 management objectives for the CEO.

STOCK OPTION GRANTS

     Westcorp, the holding company, uses stock options as long-term incentives and expects that it will continue to use this compensation alternative in the future. In 1991, the Company adopted, and the shareholders approved, a new stock option plan that made 3,150,000 shares of Common Stock of the Company available for just such purposes and is described above. The Westcorp Compensation Committee grants incentive stock options to employees of the Company and its subsidiaries and views such grants less as compensation and more as an incentive mechanism. Limited grants of Westcorp and WFS stock options were made in 1996 to some Executives as shown in the Summary Compensation Table, and to other key employees.

OTHER COMPENSATION PLANS

     Other compensation benefits have from time to time been established for the benefit of senior Executives and other managers and Officers of Westcorp, each of which are discussed in the above materials. The results of these compensation plans on the most highly compensated Executives are reflected in the Compensation Table.

POLICY REGARDING COMPLIANCE WITH I.R.C. SEC. 162(M)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain Executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m) and the Company intents to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not so comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          Howard C. Reese, Chairman
                                          Stanley E. Foster
                                          Judith M. Bardwick

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph depicting the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P 500 Index and a compiled peer group for the period of five fiscal years commencing December 31, 1991, and ending December 31, 1996.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Westcorp specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.


                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          OF WESTCORP AND PEER GROUPS


      MEASUREMENT PERIOD         WESTCORP INC      INDUSTRY
    (FISCAL YEAR COVERED)             CA             INDEX       BROAD MARKET
    ---------------------        ------------      --------      ------------
1991                                   100             100             100
1992                                 56.60          105.30          107.64
1993                                 76.21          110.42          118.50
1994                                 76.19           96.01          120.06
1995                                158.74          158.29          165.18
1996                                201.22          189.44          203.11

                    ASSUMES $100 INVESTED ON JANUARY 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1996

                    CERTAIN TRANSACTIONS BETWEEN MANAGEMENT
                      AND THE COMPANY OR ITS SUBSIDIARIES

     The Bank leases its Encino branch office space and WFS its Dealer Center space from Insurance Company of the West ("ICW"), an affiliate of Mr. Rady, Chairman of the Bank and Chairman of the Board and Chief Executive Officer of Westcorp. The basic annual rent is adjusted annually and includes a portion of direct operating expenses. The Encino lease terms expire at various times through 1998. The Bank and WFS paid approximately $203,295 in rent to ICW in 1996. The Bank leases office space to ICW in Orange and Sacramento, California, for which it received rent of approximately $82,009 in 1996.

     The Bank leases the office space for its Del Mar offices from Carmel Country Plaza, an affiliate of Mr. Rady. The lease terms expire in 1996 and 2001. The rent paid by the Bank for the Del Mar leases in 1996 totaled $140,525. The Kearny Mesa Business Center is landlord to WFS's Dealer Center location in San Diego. Kearny Mesa Business Center is an affiliate of Mr. Rady. The total amount paid in 1996 pursuant to this lease, which expires in 2001, was approximately $55,144.

     American Assets Inc., which is controlled by Ernest S. Rady, acts as building managers and rental agents with respect to the properties owned by Westcorp and provides rehabilitation and disposition services to Westcorp for multifamily properties acquired by Westcorp through foreclosure. In 1996, the Bank paid approximately $262,392 in fees to American Assets Inc. for such services.

     In the opinion of Westcorp these transactions have been on terms no less favorable to Westcorp than could be obtained from unaffiliated parties. All future transactions with persons affiliated with Westcorp will be on terms no less favorable than those terms that could have been obtained in transactions with unaffiliated third parties. Furthermore, any future transactions with affiliated persons will continue to be approved by a majority of disinterested Directors of Westcorp.

            SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

     The following table sets forth, as of December 31, 1996, certain security ownership information as to (a) the person who is beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each Director and nominee of the Company, (c) each of the named Executive Officers and (d) all Officers and Directors of the Company as a group. Management knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Common Stock.

                                                                           SHARES OF
                                                                          COMMON STOCK
                                                                          OF WESTCORP
                                                                          BENEFICIALLY
                                                                          OWNED AS OF
                                                                          DECEMBER 31,     PERCENT OF
        NAME OF DIRECTOR                  POSITION WITH WESTCORP            1996(1)         CLASS(1)
--------------------------------  --------------------------------------  ------------     ----------
Ernest S. Rady..................  Chairman of the Board, President,        15,960,084(2)      61.39%
                                  Chief Executive Officer and Director
Alan L. Milligan................  Director                                     82,604(3)       0.32%
Stanley E. Foster...............  Director                                    164,137(4)       0.63%
William J. Crawford.............  Director                                      4,631(5)         --(12)
Judith M. Bardwick..............  Director                                      4,006(6)         --(12)
Howard C. Reese.................  Director                                     46,334(7)       0.18%
Andrey R. Kosovych..............  Nominee                                       5,000            --(12)
Joy Schaefer....................  Senior Executive Vice President, Chief       32,830(8)       0.13%
                                  Operating Officer (Vice Chairman of
                                  the Board of Directors, President and
                                  Chief Operating Officer of WFS)
Donald H. Kasle.................  Senior Executive Vice President, Chief       16,537(9)         --(12)
                                  Administrative Officer (President,
                                  Chief Executive Officer and Director
                                  of the Bank)
James R. Dowlan.................  (Vice Chairman of the Board of               48,368(10)      0.19%
                                  Directors of WFS, Senior Executive
                                  Vice President of WFS)
Directors and Officers
  as a Group (24 persons).......                                           16,709,065(11)      63.4%

---------------

 (1) The percentages are calculated on the basis of the number of shares outstanding, plus the number of shares which such person or group has a present right to acquire pursuant to the exercise of stock options within 60 days of December 31, 1996. All shares are Common Stock.

 (2) Includes beneficial ownership of 24,530 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 1996. Mr. Rady disclaims beneficial ownership of 182,047 shares owned by the DHM Trust and 36,015 shares owned by the DHM Trust #2.

 (3) Includes beneficial ownership of 4,631 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans.

 (4) Includes beneficial ownership of 4,311 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans.

 (5) Consists of beneficial ownership of 4,631 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans.

 (6) Includes 2,756 shares subject to options which are exercisable within 60 days of December 31, 1996.

 (7) Includes beneficial ownership of 3,665 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 1996.

 (8) Includes beneficial ownership of 21,454 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 1996.

 (9) Includes of beneficial ownership of 14,437 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans.

(10) Includes beneficial ownership of 3,969 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 1996.

(11) Includes 123,041 shares subject to options which are exercisable within 60 days of December 31, 1996.

(12) Less than 0.1%.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               WHO ARE NOT MANAGEMENT

     As of March 15, 1997, no person or group other than Mr. Rady was known to the Company to have owned beneficially more than 5% of the outstanding shares of the Company's Common Stock. However, on January 24, 1997, a Schedule 13G was filed on behalf of Wellington Management Company, L.L.P. ("WMC") reflecting beneficial ownership of greater than 5% of Westcorp Common Stock for the year ended December 31, 1996. WMC advises Westcorp that the shares, as to which said
Schedule 13G was filed, are owned by various investment advisory clients of WMC which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the international accounting firm of Ernst & Young, certified public accountants, serves the Company as its auditors at the direction of the Board of Directors of the Company. One or more representatives of Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares represented and voted at the Meeting.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Shareholders who wish to present proposals for action at the 1998 Annual Meeting should submit their proposals in writing and in conformance with the bylaws to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no fewer than 30 days, nor more than 60 days, prior to the date of the scheduled Annual Meeting for inclusion in next year's Proxy Statement and proxy card. The scheduled date of the Annual Meeting may be obtained from the Secretary after January 1, 1998.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report to Shareholders of the Company for the year ended December 31, 1996, including audited consolidated financial statements, has been mailed to the shareholders, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

     The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), is included in the Annual Report; an additional copy will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Harriet Burns Feller, Esq., Westcorp, 23 Pasteur Road, Irvine, California 92618. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Harriet Burns Feller
                                          Secretary
Irvine, California
March 25, 1997

     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

REVOCABLE PROXY

                                    WESTCORP
                                23 Pasteur Road
                            Irvine, California 92618

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
       ANNUAL MEETING OF THE SHAREHOLDERS OF WESTCORP ON APRIL 29, 1997.

        The undersigned appoints Ernest S. Rady (and in his absence or inability to serve, Joy Schaefer as alternate proxy) with the power to appoint his substitute, as proxy and hereby authorizes him and his alternate to represent and to vote all of the shares of Common Stock held of record by and standing in the name of the undersigned on March 3, 1997, at the Annual Meeting of Shareholders of WESTCORP, to be held April 29, 1997, or any adjournment thereof, in accordance with the instructions below and IN FAVOR OF ANY PROPOSAL AS TO WHICH NO INSTRUCTION IS INDICATED.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                          (Proxy continued on reverse)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your vote as
                                                             indicated in
                                                             this example.  [X]



                                                                 WITHHOLD         WITHHOLD
                                                                 AUTHORITY        AUTHORITY
                                                                to vote for     to vote for any
                                                                all nominees      INDIVIDUAL
                                                        FOR     listed below       nominee
1. ELECTION OF DIRECTORS

   Nominees: Alan L. Milligan, William J. Crawford,     [  ]    [  ]            [  ]
             Howard C. Reese and
             Andrey R. Kosovych
             to serve as Class I Directors
             of the Company.

   WITHHOLD AUTHORITY to vote for any INDIVIDUAL nominee. Write name of such nominee below.

   ----------------------------------------------

                                                        FOR     AGAINST         ABSTAIN

2. RATIFICATION OF THE APPOINTMENT OF ERNST             [  ]    [  ]            [  ]
   & YOUNG AS THE INDEPENDENT AUDITORS
   OF THE COMPANY FOR FISCAL YEAR 1997.

3. OTHER BUSINESS. In accordance with the recommendation of the Company's
   Board of Directors, the Proxy is authorized to vote upon such other business as may properly come before the Meeting and any adjournments thereof.

I expect to attend the Meeting.  [  ]

Number of Shares Owned:
                        -------------

Signature:                      Signature:                      Date
          ---------------------           ---------------------     -----------
Please date this Proxy and sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized Officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE